Exhibit (d)(2)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of September 29, 2020, by and between THL A21 Limited, a business company with limited liability organized under the laws of the British Virgin Islands (“THL”), and TitanSupernova Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned Subsidiary of THL (“Parent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, THL, Parent, Sogou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and, solely for purposes of Section 9.09, Section 9.10 and Section 9.11 thereof, Tencent Mobility Limited, have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Parent will be merged with and into the Company, with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of THL (the “Merger”);

WHEREAS, as of the date hereof, THL is the legal and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 151,557,875 Class B Shares (the “Contribution Shares”); and

WHEREAS, in connection with the consummation of the Merger, THL agrees to contribute the Contribution Shares to Parent in exchange for certain newly issued class A ordinary shares, par value of US$0.001 each, of Parent (the “Parent Shares”), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Contribution

Section 1.1                                    Contribution of Shares.  Subject to the terms and conditions set forth herein, THL agrees that, at the Contribution Closing, all of its right, title and interest in and to the Contribution Shares shall be contributed, assigned, transferred and delivered to Parent, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the contribution, assignment, transfer and delivery to Parent thereof.  The parties acknowledge that, if THL acquires additional Shares (excluding those Shares that are recorded as owned by Parent in the register of members of the Company) prior to the Effective Time, such newly acquired Shares shall be deemed as “Contribution Shares” as mutually determined by THL and Parent.

Section 1.2                                    Issuance of Parent Shares.  In consideration for the contribution, assignment, transfer and delivery of the Contribution Shares to Parent in accordance with Section 1.1, Parent shall issue to THL one (1) Parent Share (the “Issued Share”).  THL hereby acknowledges and agrees that (a) delivery of the Issued Share shall constitute complete satisfaction of all obligations towards or sums due to THL by Parent in respect of the Contribution Shares contributed as contemplated by Section 1.1, and (b) THL shall have no right to any Merger Consideration in respect of the Contribution Shares.

Section 1.3                                    Contribution Closing.  The closing of the contribution of the Contribution Shares in exchange for issuance of the Issued Share contemplated hereby (the “Contribution Closing”) shall take place at the time mutually determined by THL and Parent (but in any event no later than immediately prior to the Closing as contemplated by the Merger Agreement).  THL shall coordinate with the Company to update the register of members of the Company so that a certified copy of the updated register of members of the Company evidencing Parent’s ownership of the Contribution Shares shall be delivered to Parent at the Contribution Closing.  For the avoidance of doubt, the Contribution Shares shall remain as Class B Shares when they are transferred to Parent at the Contribution Closing.

Section 1.4                                    Deposit of Contribution Shares.  No later than three (3) Business Days prior to the Contribution Closing, THL shall deliver to Parent, for disposition in accordance with the terms of this Article I, (a) duly executed instruments of transfer in respect of the Contribution Shares in form reasonably acceptable to Parent, and (b) certificates, if any, representing the Contribution Shares.  Such instruments and certificates shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

ARTICLE II
Termination

Section 2.1                                    This Agreement shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of THL and Parent; provided, that this Article II and Article III shall survive any termination of this Agreement.  Nothing in this Article II shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.  If for any reason the Merger fails to occur prior to the termination of the Merger Agreement but the Contribution Closing contemplated by Article II has already taken place, at the request of THL, Parent shall promptly take all such actions as are necessary to restore THL to the position it was in with respect to ownership of the Contribution Shares prior to the Contribution Closing.

ARTICLE III
Miscellaneous

Section 3.1                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

Section 3.2                                    Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 3.3                                    Entire Agreement.  This Agreement, the Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 3.4                                    Specific Performance.  Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement.  Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 3.5                                    Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by THL and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 3.6                                    Governing Law; Jurisdiction.

(a)                                 This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction, except that matters arising out of or relating to the contribution of the Shares contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.

(b)                                 Subject to Section 3.4, Section 3.6(a) and the last sentence of this Section 3.6(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 3.6.  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                                  Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 3.6, any party may, to the extent permitted under the HKIAC Administered Arbitration Rules, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Administered Arbitration Rules.  Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 3.7                                    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.7.

Section 3.8                                    Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 3.9                                    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.10                             Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

THL A21 LIMITED

By:	/s/ Huateng Ma
Name:	Huateng Ma
Title:	Director

Signature Page to Contribution Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

TITANSUPERNOVA LIMITED

By:	/s/ Hongda Xiao
Name:	Hongda Xiao
Title:	Director

Signature Page to Contribution Agreement